Exhibit 23.1 — Consent of BDO USA, LLP

Consent of Independent Registered Public Accounting Firm

U.S. Global Investors, Inc.

San Antonio, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 29, 2012, relating to the consolidated balance sheets of U.S. Global Investors, Inc. as of June 30, 2012, and 2011, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of three years in the period ended June 30, 2012, and the effectiveness of U.S. Global Investors, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012.

/s/ BDO USA, LLP
BDO USA, LLP
Dallas, Texas
August 29, 2012